Exhibit 3.1

AMENDMENT
TO
CERTIFICATE OF DESIGNATION
OF
SERIES H JUNIOR PARTICIPATING PREFERRED STOCK
OF
HearUSA, Inc.

Pursuant to Section 151(g) of the General Corporation Law
of the State of Delaware

I, Stephen J. Hansbrough, Chairman and Chief Executive Officer of HearUSA, Inc., a corporation organized and existing under the General Corporation Law of the state of Delaware (the “DGCL”), in accordance with the provisions of Section 151(g) thereof, DO HEREBY CERTIFY:

A.        That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company, the said Board of Directors on December 14, 1999, adopted a resolution creating a series of Two Hundred Thousand (200,000) shares of Preferred Stock designated as Series H Junior Participating Preferred Stock (the “Series H Preferred Stock”); and

B.         That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company, and Section 151(g) of the DGCL, the said Board of Directors on July 2, 2002, adopted a resolution increasing the number of shares of Series H Preferred Stock to 500,000; and

C.         That the rights, privileges, preferences and restrictions of the Series H Preferred Stock were set forth in the Certificate of Designation of Series H Junior Participating Preferred Stock filed on December 22, 1999, as amended on July 3, 2002, in the office of the Secretary of State of the State of Delaware (the “Certificate of Designation”); and

D.        That no shares of the Series H Preferred Stock have been issued; and

E.        That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company, and Section 151(g) of the DGCL, the said Board of Directors on October 26, 2009, adopted the following resolution increasing the number of shares of Series H Preferred Stock.

RESOLVED, that the number of shares constituting the Series H Junior Participating Preferred Stock, par value $1.00 per share, shall be increased to 750,000.

F.         That except as otherwise amended hereby, the terms of the Certificate of Designation remain in full force and effect.

G.        That the effective date of this Amendment shall be November 16, 2009.

IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 13th day of November, 2009.

By:	/s/ Stephen J. Hansbrough
Name:	Stephen J. Hansbrough
Title:	Chairman and CEO

Attest

By:	/s/ Lenore E. Mechan

Name:	Lenore E. Mechan
Title:	Executive Assistant